Filed Pursuant to Rule 433

Registration No. 333-202524

December 12, 2016

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

ETF Underlying Supplement dated March 5, 2015)

HSBC USA Inc.
Callable Notes

with Contingent Return

▶	Callable Notes with Contingent Return Linked to the Least Performing of the PowerShares QQQ TrustSM, Series 1 ETF and the Financial Select Sector SPDR® Fund
▶	A term of approximately 1.5 years
▶	Quarterly contingent coupon payments at a rate of at least 1.25% (or at least 5.00% per annum) (to be determined on the pricing date), payable if the closing value of each underlying on the applicable coupon observation date is greater than or equal to 65% of its Initial Value
▶	Callable quarterly at our option at the principal amount plus the applicable contingent coupon on or after March 29, 2017
▶	If the notes are not called, full exposure to declines in the least performing reference asset if its return is less than -35%
▶	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Callable Notes with Contingent Return (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-22 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $950 and $980 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-8 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-22 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Callable Notes with Contingent Return

Linked to the Least Performing of the PowerShares QQQ TrustSM, Series 1 ETF and the

Financial Select Sector SPDR® Fund

Indicative Terms*

Principal Amount	$1,000 per Note
Term	Approximately 1.5 years
Reference Asset	Composed of the PowerShares QQQ TrustSM, Series 1 ETF (“QQQ”) and the Financial Select Sector SPDR® Fund (“XLF”) (each, an “Underlying” and together the “Underlyings”).
Call Feature	The Notes will be called at our option on any Call Payment Date occurring on or after March 29, 2017.† In such a case, you will receive a cash payment, per $1,000 Principal Amount, equal to 100% of the Principal Amount, together with the applicable coupon payment on the corresponding Call Payment Date, if payable.
Contingent Coupon Rate	At least 5.00% per annum, which equals at least 1.25% per quarter (to be determined on the Pricing Date)
Contingent Coupon

If the Official Closing Value of each Underlying is greater than or equal to its Coupon Trigger on the relevant Coupon Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Value of either Underlying is less than its Coupon Trigger on the relevant Coupon Observation Date: the Contingent Coupon applicable to such Coupon Observation Date will not be payable.

Coupon Trigger	For each Underlying, 65% of its Initial Value
Barrier Value	For each Underlying, 65% of its Initial Value
Payment at Maturity per Note

Unless the Notes are called prior to maturity, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■   If the Final Return of the Least Performing Underlying is greater than or equal to -35%:

$1,000 + final Contingent Coupon

■   If the Final Return of the Least Performing Underlying is less than -35%:

$1,000 + ($1,000 × Final Return of the Least Performing Underlying).

If the Final Value of the Least Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount.

Final Return	For each Underlying: Final Value – Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Final Return.
Trade Date	December 23, 2016
Pricing Date	December 23, 2016
Original Issue Date	December 30, 2016
Final Valuation Date†	June 26, 2018
Maturity Date†	June 29, 2018
CUSIP/ISIN	40433UF43 / US40433UF432

* As more fully described beginning on page FWP-3.

†Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Index Underlying Supplement.

** See page FWP-3 for Coupon Observation and Payment Dates.

The Notes

The Notes may be suitable for investors who believe that the value of each Underlying will not decrease significantly over the term of the Notes and who accept that the Notes are callable at our option on any Call Payment Date beginning on March 29, 2017. Unless the Notes are called prior to maturity, so long as the Official Closing Value of each Underlying on each Coupon Observation Date is greater than its Coupon Trigger, you will receive the quarterly Contingent Coupon on the applicable Coupon Payment Date.

On any Call Payment Date beginning on March 29, 2017, your Notes will be callable at our option. If the Notes are called, you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value and its Coupon Trigger, you will receive a Payment at Maturity equal to the Principal Amount of the Notes plus the final Contingent Coupon.

If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will lose 1% of your principal for every 1% decline in value of the Least Performing Underlying from its Initial Value. Even with any Contingent Coupons, your return on the Notes may be negative.

The offering period for the Notes is through December 23, 2016

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HSBC USA Inc. Callable Notes with Contingent Return

This free writing prospectus relates to a single offering of Callable Notes with Contingent Return. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or ETF Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the performance of the PowerShares QQQ TrustSM, Series 1 ETF and the Financial Select Sector SPDR® Fund. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The PowerShares QQQ TrustSM, Series 1 ETF (“QQQ”) and the Financial Select Sector SPDR® Fund (“XLF”) (each, an “Underlying” and together, the “Underlyings”).
Trade Date:	December 23, 2016
Pricing Date:	December 23, 2016
Original Issue Date:	December 30, 2016
Final Valuation Date:	June 26, 2018, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be June 29, 2018. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Call Feature:	The Notes are callable at our option, in whole, but not in part, on each quarterly Call Payment Date beginning on March 29, 2017 and ending on March 29, 2018. In order to call the Notes, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the Notes on or prior to the applicable Call Notice Date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker. If the Notes are called, you will receive the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Call Payment Dates:	March 29, 2017, June 29, 2017, September 29, 2017, December 29, 2017 and March 29, 2018, each subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Call Notice Date:	3 business days prior to the relevant Call Payment Date.
Contingent Coupon:

If the Official Closing Value of each Underlying is greater than or equal to its Coupon Trigger on the relevant Coupon Observation Date, you will receive the Contingent Coupon of at least $12.50 (to be determined on the Pricing Date) per $1,000 in Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Value of either Underlying is less than its Coupon Trigger on the relevant Coupon Observation Date, the Contingent Coupon applicable to such Coupon Observation Date will not be payable.

You may not receive any Contingent Coupons over the term of the Notes.

Contingent Coupon Rate:	At least 5.00% per annum, which equals at least 1.25% per quarter (to be determined on the Pricing Date).
Coupon Observation Dates:	March 24, 2017, June 26, 2017, September 26, 2017, December 26, 2017, March 26, 2018 and June 26, 2018, each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.

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Coupon Payment Dates:	March 29, 2017, June 29, 2017, September 29, 2017, December 29, 2017, March 29, 2018 and the Maturity Date, each subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Index Underlying Supplement.
Coupon Trigger:	For each Underlying, 65% of its Initial Value.
Payment at Maturity:	Unless the Notes are called prior to maturity, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are called prior to maturity, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■   If the Final Return of the Least Performing Underlying is greater than or equal to -35%:

$1,000 + final Contingent Coupon.

■   If the Final Return of the Least Performing Underlying is less than -35%:

$1,000 + ($1,000 × Final Return of the Least Performing Underlying).

If the Final Value of the Least Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount.

Barrier Value:	For each Underlying, 65% of its Initial Value.
Least Performing Underlying:	The Underlying with the lowest Final Return.
Final Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value
Initial Value:	With respect to each Underlying, its Official Closing Value on the Pricing Date.
Final Value:	With respect each Underlying, its Official Closing Value on the Final Valuation Date, subject to adjustment by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Official Closing Value:	The closing level or closing price, as applicable, of the relevant Underlying on any scheduled trading day as determined by the calculation agent based upon the value displayed on the relevant Bloomberg Professional® service page (with respect to the QQQ, “QQQ UQ <EQUITY>” and with respect to the XLF, “XLF UP <EQUITY>”) or, for each Underlying, any successor page on the Bloomberg Professional® service or any successor service, as applicable.
CUSIP/ISIN:	40433UF43 / US40433UF432
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date. See “Risk Factors—The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to an offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment in either Underlying or any component security included in either Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the ETF Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, beginning on page S-1 of the prospectus supplement and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

The Notes will be called at our option, in whole, but not in part, on each Call Payment Date beginning on March 29, 2017 and ending on March 29, 2018. In order to call the Notes, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the Notes on or prior to the applicable Call Notice Date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker. If the Notes are called, investors will receive on the relevant Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to 100% of the Principal Amount together with the applicable Contingent Coupon.

Contingent Coupon

We will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Value of each Underlying on the applicable Coupon Observation Date is equal to or greater than its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” beginning on page S-12 in the accompanying prospectus supplement. The Contingent Coupon Rate will be at least 5.00% per annum (at least $12.50 per $1,000 in Principal Amount per quarter, if payable) (to be determined on the Pricing Date).

Maturity

Unless the Notes are called prior to maturity, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■	If the Final Return of the Least Performing Underlying is greater than or equal to -35%:

$1,000 + final Contingent Coupon

■	If the Final Return of the Least Performing Underlying is less than -35%:

$1,000 + ($1,000 × Final Return of the Least Performing Underlying).

If the Final Value of the Least Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Issuers

With respect to the QQQ, Invesco PowerShares Capital Management, LLC is the reference issuer. With respect to the XLF, SSgA Funds Management, Inc. is the reference issuer.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Value of each Underlying will be at or above its Coupon Trigger on most or all of the Coupon Observation Dates and if not, the Final Value of the Least Performing Underlying will be at or above its Barrier Value.

▶	You are willing to accept that the quarterly Contingent Coupon (at a rate of at least 5.00% per annum, to be determined on the Pricing Date) is contingent and is payable only if the Official Closing Value of each Underlying is greater than or equal to its Coupon Trigger on the applicable Coupon Observation Date.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of either Underlying.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Final Return of the Least Performing Underlying is less than -35%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold Notes that will be callable at our option on any Call Payment Date beginning on March 29, 2017, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are willing to forgo dividends or other distributions paid to holders of the stocks held by the relevant Underlying.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Value of at least one Underlying will be below its Coupon Trigger on most or all of the Coupon Observation Dates or the Final Value of the Least Performing Underlying will be below its Barrier Value.

▶	You believe the quarterly Contingent Coupon (at a rate of at least 5.00% per annum, to be determined on the Pricing Date) will not provide you with your desired return.

▶	You seek an investment that provides an opportunity to participate in the appreciation of either Underlying.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Final Return of the Least Performing Underlying is less than -35%.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold Notes that will be callable at our option on any Call Payment Date beginning on March 29, 2017, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the stocks held by the relevant Underlying.

▶	You seek an investment for which there will be an active secondary market.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement, beginning on page S-1 of the accompanying ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks comprising or held by either Underlying. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Index Funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose your entire initial investment.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value of the Least Performing Underlying is less than its Trigger Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you will lose 1% for each 1% that the Final Return of the Least Performing Underlying is less than its Initial Value. You may lose up to 100% of your investment at maturity.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Value of either Underlying on a Coupon Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to such Coupon Observation Date. If on each of the Coupon Observation Dates the Official Closing Value of either Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the principal amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of either Underlying.

For each $1,000 in principal amount of the Notes, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Value of each Underlying is equal to or greater than its Barrier Value (and Coupon Trigger), regardless of any appreciation in the value of either Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks represented by an Underlying during the term of the Notes.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the Contingent Return Payment and Call Premium and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes may be called at our option prior to the Maturity Date.

If the Notes are called early, the holding period could be as little as 3 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk following our exercise of our call right. We may or may not choose to call the Notes early, in our sole discretion. It is more likely that we will redeem the Notes when it would be advantageous for you to continue to hold the Notes. As such, we will be more likely to redeem the Notes when the value of each Underlying is at or above its Coupon Trigger, which could result in an amount of interest payable on the Notes that is greater than instruments of a comparable maturity and credit rating trading in the market. In other words, we will be more likely to redeem the Notes when the Notes are paying an above-market coupon.

If the Notes are not called, your return will be based on the Final Return of the Least Performing Underlying.

If the Notes are not called, your return will be based on the Final Return of the Least Performing Underlying without regard to the performance of the other Underlying. As a result, you could lose all or some of the Principal Amount investment if the Final Value of the

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Least Performing Underlying is less than its Trigger Value, even if there is an increase in the value of the other Underlying. This could be the case even if the other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the value of the Underlyings to the same degree for each Underlying. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Higher Contingent Coupon Rates or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Pricing Date, the higher the expectation as of the Pricing Date that the Underlying could close below its Barrier Value on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

Changes that affect an Underlying may affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor or reference issuer of the relevant Underlying concerning additions, deletions and substitutions of the constituents comprising such Underlying and the manner in which the reference sponsor or reference issuer takes account of certain changes affecting those constituents included in such Underlying may affect the value of such Underlying. The policies of the reference sponsor or reference issuer with respect to the calculation of the relevant Underlying could also affect the value of such Underlying. The reference sponsor or reference issuer may discontinue or suspend calculation or dissemination of its relevant Underlying. Any such actions could affect the value of the Notes and the Final Settlement Value.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

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The price of your Notes in the secondary market, if any, immediately after the Pricing Date may be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 4 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Coupon Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Values of the Underlyings on the Coupon Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. If the Notes are not called, even if the value of the Least Performing Underlying is greater than or equal to its Initial Value during the term of the Notes other than on the Coupon Observation Dates but then decreases on each Coupon Observation Date to a value that is less than its Initial Value, the return on the Notes may be less, and possibly significantly less, than it would have been had the Notes had been called. Similarly, even if the value of each Underlying is greater than or equal to its Trigger Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Trigger Value, the final Contingent Coupon will not be payable on the Maturity Date and the Payment at Maturity will be less, and possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Coupon Observation Dates, whether each Contingent Coupon will be payable and whether the Payment at Maturity will include the final Contingent Coupon will be based solely on the Official Closing Values of the Underlyings on the applicable Coupon Observation Dates.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

The performance and market value of an Underlying during periods of market volatility may not correlate with the performance of its Underlying Index as well as its net asset value per share.

During periods of market volatility, securities underlying an Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Underlying and its liquidity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of that Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of

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that Underlying. As a result, under these circumstances, the market value of shares of an Underlying may vary substantially from the net asset value per share of that Underlying. For all of the foregoing reasons, the performance of an Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Underlying, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your Payments on the Notes.

Concentration of investment in a particular sector.

The equity securities held by the XLF are issued by companies that are in the following industries: diversified financial services; insurance; commercial banks; capital markets; REITs; consumer finance; thrifts and mortgage finance and real estate management and development. Consequently, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting such industries than an investment linked to a more broadly diversified group of issuers. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for financial products and services in general.

Risks associated with the financial sector.

The XLF invests in financial services companies, which are subject to extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change or due to increased competition. In addition, the recent deterioration of the credit markets generally has caused an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Recent events in the financial sector have resulted, and may continue to result, in an unusually high degree of volatility in the financial markets, both domestic and foreign, and caused certain financial services companies to incur large losses. Numerous financial services companies have experienced substantial declines in the valuations of their assets, taken action to raise capital (such as the issuance of debt or equity securities), or even ceased operations. These actions have caused the securities of many financial services companies to experience a dramatic decline in value. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include REITs).

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of either Underlying relative to its Initial Value. We cannot predict the Official Closing Value of either Underlying on any Coupon Observation Date or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or return on the Notes.

The table below illustrates the Final Settlement Value on a $1,000 investment in the Notes for a hypothetical range of Final Returns of the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that we do not call the Notes and your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. If the Official Closing Value of each Underlying on every Coupon Observation Date is greater than or equal to its Coupon Trigger, the Contingent Coupons paid over the term of the Notes would total $75 per $1,000 in Principal Amount (assuming a hypothetical Contingent Coupon Rate of 5.00% per annum). The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Hypothetical Initial Value:	100 with respect to the QQQ and 20 with respect to the XLF

▶	Hypothetical Coupon Trigger:	65 with respect to the QQQ and 13 with respect to the XLF (each of which is 65% of its Initial Value)

▶	Hypothetical Barrier Value:	65 with respect to the QQQ and 13 with respect to the XLF (each of which is 65% of its Initial Value)
▶	Hypothetical Contingent Coupon Rate:	5.00% per annum (1.25% for each quarter)

The actual Initial Value, Coupon Trigger and Barrier Value of each Underlying, and Contingent Coupon Rate will be determined on the Pricing Date.

Summary of the Examples

Hypothetical Final Return of the Least Performing Underlying	Hypothetical Final Settlement Value	Hypothetical Return on the Notes (Excluding Any Contingent Coupons Payable Prior to the Maturity Date)
100.00%	$1,012.50	1.25%
80.00%	$1,012.50	1.25%
60.00%	$1,012.50	1.25%
40.00%	$1,012.50	1.25%
20.00%	$1,012.50	1.25%
0.00%	$1,012.50	1.25%
-10.00%	$1,012.50	1.25%
-20.00%	$1,012.50	1.25%
-30.00%	$1,012.50	1.25%
-35.00%	$1,012.50	1.25%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-100.00%	$0.00	-100.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes, assuming that we do not call the Notes and your Notes are held to maturity.

Example 1: The value of the Least Performing Underlying increases from its Initial Value to its Final Value by 60%.

Underlying	Initial Value	Final Value
QQQ	100.00	130.00 (130% of its Initial Value)
XLF	20.00	21.00 (105% of its Initial Value)

XLF is the Least Performing Underlying. Because the value of XLF increases by 5% from its Initial Value to its Final Value, the Final Return of the Least Performing Underlying is 5.00%, calculated as follows:

Final Value of XLF – Initial Value of XLF

Initial Value of XLF

(21.00 - 20.00) / 20.00 = 5.00%

Because the Final Value of the Least Performing Underlying is above its Barrier Value, the Final Settlement Value would be $1,012.50 per $1,000 Principal Amount, calculated as follows:

$1,000 + Final Contingent Coupon

= $1,000 + ($1,000 × 1.25%)

= $1,012.50

Example 1 shows that you will receive the return of your principal investment plus the final Contingent Coupon when the Final Value of the Least Performing Underlying is above its Barrier Value even though the increase in the value of the Least Performing Underlying is significant.

Example 2: The value of the Least Performing Underlying decreases from its Initial Value to its Final Value by 20%.

Underlying	Initial Value	Final Value
QQQ	100.00	80.00 (80% of its Initial Value)
XLF	20.00	26.00 (130% of its Initial Value)

QQQ is the Least Performing Underlying. Because the value of QQQ decreases by 20% from its Initial Value to its Final Value, the Final Return of the Least Performing Underlying is -20.00%, calculated as follows:

Final Value of QQQ – Initial Value of QQQ

Initial Value of QQQ

(80.00 - 100.00) / 100.00 = -20.00%

Because the Final Value of the Least Performing Underlying is above its Barrier Value, the Final Settlement Value would be $1,012.50 per $1,000 Principal Amount, calculated as follows:

$1,000 + Final Contingent Coupon

= $1,000 + ($1,000 × 1.25%)

= $1,012.50

Example 2 shows that you will receive the return of your principal investment plus the final Contingent Coupon when the Final Value of the Least Performing Underlying is above its Barrier Value even though there is a decrease in the value of the Least Performing Underlying.

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Example 3: The value of the Least Performing Underlying decreases from its Initial Value to its Final Value by 60%.

Underlying	Initial Value	Final Value
QQQ	100.00	80.00 (80% of its Initial Value)
XLF	20.00	8.00 (40% of its Initial Value)

XLF is the Least Performing Underlying. Because the value of XLF decreases by 60% from its Initial Value to its Final Value, the Final Return of the Least Performing Underlying is -60.00%, calculated as follows:

Final Value of XLF – Initial Value of XLF

Initial Value of XLF

(8.00 - 20.00) / 20.00 = -60.00%

Because the Final Value of the Least Performing Underlying is below its Barrier Value, the Final Settlement Value would be $400.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × (Final Return of the Least Performing Underlying)

= $1,000 + ($1,000 × -60.00%)

= $400.00

Example 3 shows that you are exposed on a 1-to-1 basis to declines in the value of the Least Performing Underlying if the Final Value of the Least Performing Underlying is below its Barrier Value. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

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INFORMATION RELATING TO THE UNDERLYINGS

Description of the QQQ

The PowerShares QQQ TrustSM, Series 1 (“QQQ”), an exchange traded fund, is a registered investment company which both (a) continuously issues and redeems “in kind” its shares, known as PowerShares QQQ Shares only in large lot sizes called Creation Units at their once daily net asset value and (b) lists the shares individually for trading on NASDAQ at prices established throughout the trading day, like any other listed equity security trading in the secondary market on NASDAQ. The PowerShares QQQ Shares held by the QQQ consist of a portfolio of equity securities or, in the case of securities not yet delivered in connection with purchases made by the trust or portfolio deposits, confirmations of contracts to purchase such securities (collectively, the “portfolio”). The investment objective of the QQQ is to provide investment results that generally correspond to the price and yield performance of the NASDAQ-100 Index® by holding all the stocks comprising the NASDAQ-100 Index®.

The QQQ, which holds the portfolio and cash, is not actively managed by traditional methods, which typically involve effecting changes in the portfolio on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weights of the securities in the QQQ and the stocks in the NASDAQ-100 Index®, the trustee adjusts the securities from time to time to conform to periodic changes in the identity and/or relative weights of the securities. The composition and weighting of the securities portion of a portfolio deposit are also adjusted to conform to changes in the NASDAQ-100 Index®. The returns of the QQQ may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The Fund Sponsor makes available on each business day a list of the names and the required number of shares for each of the securities in the current portfolio deposit. The Fund Sponsor may choose within its discretion to make available, frequently throughout each business day, a number representing, on a per PowerShares QQQ Share basis, the sum of the income net of expense amount effective through and including the previous business day plus the current value of the securities portion of a portfolio deposit as in effect on such day (which value will occasionally include a cash-in-lieu amount to compensate for the omission of a particular index security from such portfolio deposit). The NASDAQ Stock Market calculates the NASDAQ-100 Index® intra-day every 15 seconds on every business day in which the NASDAQ Stock Market is open for trading. If the sponsor elects to make such information available, it would be calculated based upon the best information available to the sponsor and may be calculated by other persons designated to do so by the sponsor. If the sponsor fails to make such information available, the inability of the sponsor or its designee to provide such information for any period of time will not in itself result in a halt in the trading of PowerShares QQQ Shares on NASDAQ. If such information is made available, investors interested in creating PowerShares QQQ Shares or purchasing PowerShares QQQ Shares in the secondary market should not rely solely on such information in making investment decisions but should also consider other market information and relevant economic and other factors.

The Underlying Index

The NASDAQ-100 Index® (the “NDX”) is a modified market capitalization-weighted index of 100 of the largest stocks of non-financial companies listed on the NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies. The NDX, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. Current information regarding the market value of the NDX is available from NASDAQ as well as numerous market information services. The NDX is reported by Bloomberg L.P. under the ticker symbol “NDX.”

The share weights of the component securities of the NDX at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NDX is directly proportional to the value of its share weight.

Calculation of the NASDAQ-100 Index®

At any moment in time, the level of the NDX equals the aggregate value of the then-current share weights of each of the component securities, which are based on the total shares outstanding of each such component security, multiplied by each such security’s respective last sale price on the NASDAQ Stock Market (which may be the official closing price published by the NASDAQ Stock Market), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported level of the NDX. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for reporting purposes.

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ-100 Index®, a security must be listed on the NASDAQ Stock Market and meet the following criteria:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market;
•	the security must be issued by a non-financial company;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must have an average daily trading volume of at least 200,000 shares;
•	the security must generally be a common stock, ordinary share, American Depositary Receipt, or tracking stock (closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interests, warrants, units and other derivative securities are not included in the NDX, nor are

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the securities of investment companies);

•	the security must have a three-month average daily trading volume of at least 200,000 shares;
•	if the security is issued by an issuer organized under the laws of a jurisdiction outside the United States, it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;
•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible;
•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
•	if the security would otherwise qualify to be in the top 25% of the securities included in the NASDAQ-100 Index® by market capitalization for the six prior consecutive month-ends, then a one-year “seasoning” criterion would apply.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NASDAQ-100 Index® the following criteria apply:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market;
•	the security must be of a non-financial company;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must have an average daily trading volume of at least 200,000 shares as measured annually during the ranking review process described below;
•	if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States, as measured annually during the ranking review process;
•	the issuer of the security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible;

•	the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month-end. In the event that a company does not meet this criterion for two consecutive month-ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month; and
•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These NASDAQ-100 Index® eligibility criteria may be revised from time to time by The NASDAQ OMX Group, Inc. (“NASDAQ”) without regard to the Notes.

Annual Ranking Review

The component securities are evaluated on an annual basis (the “Ranking Review”), except under extraordinary circumstances, which may result in an interim evaluation, as follows. Securities that meet the applicable eligibility criteria are ranked by market value. Eligible securities that are already in the NDX and that are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NDX. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review or was added to the NDX subsequent to the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those eligible securities not currently in the NDX that have the largest market capitalization. The data used in the ranking includes end of October market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the Ranking Review, a component security is determined by NASDAQ to become ineligible for continued inclusion in the NDX, the security will be replaced with the largest market capitalization security meeting the eligibility criteria listed above and not currently included in the NDX.

Index Maintenance

In addition to the Ranking Review, the securities in the NDX are monitored every day by NASDAQ with respect to changes in total shares outstanding arising from corporate events, such as stock dividends, stock splits and certain spin-offs and rights issuances. NASDAQ has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10%, that change will be made to the NDX as soon as practical, normally within ten days of such corporate action. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.

In either case, the share weights for those component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those securities. Ordinarily, whenever there is a change in the share weights, a change in a component security, or a change to the price of a component security due to spin-off, rights issuances or special cash dividends, NASDAQ adjusts the divisor to ensure that there is no discontinuity in the level of the NDX that might otherwise be caused by any of those changes. All changes will be announced in advance.

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Index Rebalancing

Under the methodology employed, on a quarterly basis coinciding with NASDAQ’s quarterly scheduled weight adjustment procedures, the component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NDX (i.e., as a 100-stock index, the average percentage weight in the NDX is 1%).

This quarterly examination will result in an index rebalancing if it is determined that: (1) the current weight of the single largest market capitalization component security is greater than 24% or (2) the “collective weight” of those component securities, the individual current weights of which are in excess of 4.5%, when added together, exceed 48%. In addition, NASDAQ may conduct a special rebalancing at any time if it is determined to be necessary to maintain the integrity of the NDX.

If either one or both of these weight distribution requirements are met upon quarterly review, or NASDAQ determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by a sufficient amount for the adjusted weight of the single largest component security to be set to 20%. Second, relating to weight distribution requirement (2) above, for those component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by a sufficient amount for the “collective weight,” so adjusted, to be set to 40%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor, reduced in relation to each stock’s relative ranking among the Small Stocks, such that the smaller the component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NDX.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor, reduced in relation to each stock’s relative ranking among the Small Stocks, such that, once again, the smaller the component stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with the weight distribution requirements.

Then, to complete the rebalancing procedure, once the final percent weights of each of the component securities are set, the share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NDX at the close of trading on the last day in February, May, August and November. Changes to the share weights will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor will be made to ensure continuity of the NDX.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current share weights. However, NASDAQ may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the component securities. In those instances, NASDAQ would announce the different basis for rebalancing prior to its implementation.

Information as of market close on December 9, 2016:

Bloomberg Ticker Symbol:	QQQ

Current Share Closing Price:	$119.50

Historical Information

The following graph sets forth the historical performance of the QQQ based on the daily historical closing prices from January 1, 2008 through December 9, 2016. We obtained the closing prices below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical prices of the QQQ should not be taken as an indication of future performance, and no assurance can be given as to its price on the Final Valuation Date.

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Historical Performance of the Underlying Shares – Daily Closing Prices January 1, 2008 to December 9, 2016

The following table sets forth the quarterly high, low, and closing prices of the underlying shares for each calendar quarter in the period from January 1, 2008 through December 9, 2016. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of underlying shares should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	$51.24	$41.22	$43.72
4/1/2008	6/30/2008	$50.55	$43.72	$45.17
7/1/2008	9/30/2008	$48.27	$37.82	$38.91
10/1/2008	12/31/2008	$38.91	$25.56	$29.74
1/1/2009	3/31/2009	$31.50	$25.74	$30.32
4/1/2009	6/30/2009	$36.95	$30.32	$36.38
7/1/2009	9/30/2009	$42.65	$34.53	$42.25
10/1/2009	12/31/2009	$46.22	$40.88	$45.92
1/1/2010	3/31/2010	$48.39	$42.64	$48.18
4/1/2010	6/30/2010	$50.52	$42.71	$42.71
7/1/2010	9/30/2010	$49.66	$42.46	$49.08
10/1/2010	12/31/2010	$54.89	$48.48	$54.47
1/1/2011	3/31/2011	$58.89	$54.17	$57.43
4/1/2011	6/30/2011	$59.23	$53.79	$57.05
7/1/2011	9/30/2011	$59.60	$50.03	$52.52
10/1/2011	12/31/2011	$58.94	$51.14	$55.83
1/1/2012	3/31/2012	$68.22	$55.83	$67.55
4/1/2012	6/30/2012	$68.25	$60.41	$64.16
7/1/2012	9/30/2012	$70.40	$62.42	$68.58
10/1/2012	12/31/2012	$69.35	$62.03	$65.11
1/1/2013	3/31/2013	$68.97	$65.11	$68.97
4/1/2013	6/30/2013	$74.30	$67.14	$71.21
7/1/2013	9/30/2013	$79.50	$71.21	$78.85
10/1/2013	12/31/2013	$87.96	$76.96	$87.96
1/1/2014	3/31/2014	$91.06	$84.29	$87.68
4/1/2014	6/30/2014	$93.91	$84.11	$93.91
7/1/2014	9/30/2014	$100.28	$93.91	$98.79
10/1/2014	12/31/2014	$106.01	$91.79	$103.25
1/1/2015	3/31/2015	$109.38	$99.65	$105.60
4/1/2015	6/30/2015	$110.96	$105.05	$107.07
7/1/2015	9/30/2015	$113.98	$98.09	$101.76
10/1/2015	12/31/2015	$115.16	$101.76	$111.86
1/1/2016	3/31/2016	$111.86	$96.32	$109.20
4/1/2016	6/30/2016	$111.23	$102.22	$107.54
7/1/2016	9/30/2016	$119.09	$107.42	$118.72
10/1/2016	12/9/2016*	$119.57	$113.65	$119.50

* This document includes information for the fourth calendar quarter of 2016 for the period from October 1, 2016 through December 9, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

FWP-18

Description of the XLF

The Financial Select Sector SPDR® Fund (the “XLF”) is an investment portfolio maintained and managed by SSgA Funds Management, Inc. (“SSFM”). SSFM is the investment advisor to each of ten separate investment portfolios, including the XLF, all of which are offered by the Select Sector SPDR Trust, a registered investment company. The XLF trades on the NYSE Arca under the ticker symbol “XLF.”

The XLF utilizes a “replication” investment approach in attempting to track the performance of the underlying index. The XLF typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as that index. The XLF will normally invest at least 95% of its total assets in the common stocks that comprise the applicable underlying index.

The XLF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Financial Select Sector Index. The S&P® Financial Select Sector Index measures the performance of the financial sector of the U.S. equity market. The XLF is composed of companies whose primary line of business is directly associated with the financial sector. As of September 30, 2016, there were 66 financial services companies included in the XLF. The returns of the XLF may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Eligibility Criteria for Index Components

The stocks included in each Select Sector Index are selected by Merrill Lynch acting as Index Compilation Agent, in consultation with Standard & Poor’s Financial Services LLC (“S&P”), from the universe of companies represented by the S&P 500® Index. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.

Index Maintenance

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “SPDR Component Stocks”) is a constituent company of the S&P 500® Index.
•	The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.
•	Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. Merrill Lynch, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.
•	S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Indices.
•	Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to certain Internal Revenue Code requirements

Calculation of the Underlying Index

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

Merrill Lynch may at any time determine that a SPDR® Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Merrill Lynch notifies S&P that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.

SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Information as of market close on December 9, 2016:

Bloomberg Ticker Symbol:	XLF

Current Share Closing Price:	$23.75

FWP-19

Historical Information

The following graph sets forth the historical performance of the XLF based on the daily historical closing prices from January 1, 2008 through December 9, 2016. We obtained the closing prices below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical prices of the XLF should not be taken as an indication of future performance, and no assurance can be given as to its price on the Final Valuation Date.

Historical Performance of the Underlying Shares – Daily Closing Prices January 1, 2008 to December 9, 2016

FWP-20

The following table sets forth the quarterly high, low, and closing prices of the underlying shares for each calendar quarter in the period from January 1, 2008 through December 9, 2016. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of underlying shares should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	$23.95	$19.00	$20.18
4/1/2008	6/30/2008	$22.47	$16.40	$16.40
7/1/2008	9/30/2008	$18.38	$13.95	$16.21
10/1/2008	12/31/2008	$16.71	$7.62	$10.25
1/1/2009	3/31/2009	$10.30	$5.03	$7.15
4/1/2009	6/30/2009	$10.57	$7.15	$9.72
7/1/2009	9/30/2009	$12.46	$9.01	$12.13
10/1/2009	12/31/2009	$12.76	$11.38	$11.68
1/1/2010	3/31/2010	$13.01	$11.09	$12.97
4/1/2010	6/30/2010	$13.84	$11.21	$11.21
7/1/2010	9/30/2010	$12.25	$10.91	$11.65
10/1/2010	12/31/2010	$13.00	$11.64	$12.95
1/1/2011	3/31/2011	$13.97	$12.92	$13.33
4/1/2011	6/30/2011	$13.56	$11.94	$12.45
7/1/2011	9/30/2011	$12.71	$9.36	$9.61
10/1/2011	12/31/2011	$11.41	$9.16	$10.56
1/1/2012	3/31/2012	$12.97	$10.56	$12.81
4/1/2012	6/30/2012	$12.92	$10.86	$11.87
7/1/2012	9/30/2012	$13.22	$11.55	$12.67
10/1/2012	12/31/2012	$13.55	$12.31	$13.32
1/1/2013	3/31/2013	$15.00	$13.32	$14.77
4/1/2013	6/30/2013	$16.38	$14.48	$15.83
7/1/2013	9/30/2013	$16.95	$15.76	$16.18
10/1/2013	12/31/2013	$17.75	$15.89	$17.75
1/1/2014	3/31/2014	$18.25	$16.67	$18.14
4/1/2014	6/30/2014	$18.60	$17.28	$18.47
7/1/2014	9/30/2014	$19.33	$17.99	$18.81
10/1/2014	12/31/2014	$20.33	$17.90	$20.08
1/1/2015	3/31/2015	$20.08	$18.68	$19.58
4/1/2015	6/30/2015	$20.52	$19.56	$19.80
7/1/2015	9/30/2015	$20.77	$18.09	$18.40
10/1/2015	12/31/2015	$20.16	$18.40	$19.31
1/1/2016	3/31/2016	$19.31	$15.99	$18.28
4/1/2016	6/30/2016	$19.36	$17.42	$18.54
7/1/2016	9/30/2016	$19.95	$18.17	$19.30
10/1/2016	12/9/2016*	$23.75	$19.33	$23.75

* This document includes information for the fourth calendar quarter of 2016 for the period from October 1, 2016 through December 9, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

FWP-21

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this free writing prospectus except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the final Coupon Observation Date and the Final Valuation Date. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Value will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on page FWP-2 of this document, which is more than three business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

FWP-22

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether an Underlying or any of the entities whose stock is owned by an Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If an Underlying or one or more of the entities whose stock is owned by an Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings and the entities whose stock is owned by the Underlyings and consult your tax advisor regarding the possible consequences to you if an Underlying or one or more of the entities whose stock is owned by an Underlying is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Additionally, recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to Notes issued before January 1, 2017.

Foreign Account Tax Compliance Act. The Internal Revenue Service has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-23

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Callable Notes with Contingent

Return Linked to the Least Performing

of the PowerShares QQQ TrustSM,

Series 1 ETF and the Financial Select

Sector SPDR® Fund

December 12, 2016

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-5
Payment on the Notes	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-12
Information Relating to the Underlyings	FWP-15
Events of Default and Acceleration	FWP-22
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-22
U.S. Federal Income Tax Considerations	FWP-23

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-7
The Energy Select Sector SPDR® Fund	S-8
The Financial Select Sector SPDR® Fund	S-10
The Health Care Select Sector SPDR® Fund	S-12
The iShares® China Large-Cap ETF	S-14
The iShares® Latin America 40 ETF	S-17
The iShares® MSCI Brazil Capped ETF	S-19
The iShares® MSCI EAFE ETF	S-21
The iShares® MSCI Emerging Markets ETF	S-23
The iShares® MSCI Mexico Capped ETF	S-25
The iShares® Transportation Average ETF	S-27
The iShares® U.S. Real Estate ETF	S-28
The Market Vectors® Gold Miners ETF	S-29
The Powershares QQQ TrustSM, Series 1	S-31
The SPDR® Dow Jones Industrial Average® ETF Trust	S-34
The SPDR® S&P 500® ETF Trust	S-36
The Vanguard® FTSE Emerging Markets ETF	S-39
The WisdomTree® Japan Hedged Equity Fund	S-42
Additional Terms of the Notes	S-44

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58